Exhibit 10.1

Execution Copy

[Letterhead of Golden Star Resources Ltd.]

September 27, 2005

St. Jude Resources Ltd.

Suite 200, 5405 - 48th Ave

Delta, British Columbia, Canada

V4K 1W6

Fax: 1 604 940 6566

Attention: Mr. Michael Terrell, President & C.E.O.

Dear Sirs:

RE:	Proposed Business Combination between Golden Star Resources Ltd. and St. Jude Resources Ltd.

This letter agreement (the “Agreement”) sets forth the terms and conditions under which Golden Star Resources Ltd. (“Golden Star”) and St. Jude Resources Ltd. (“St. Jude”) will complete a business combination (the “Business Combination”) whereby Golden Star will acquire 100% of the issued and outstanding common shares of St. Jude (“St. Jude Common Shares”) and other securities of St. Jude, subject to the terms and conditions herein contained. For the purpose hereof, St. Jude and Golden Star are collectively referred to as the “Parties” and individually as a “Party” and “Material Adverse Effect” means, in respect of a Party, any change, effect, event or occurrence which is reasonably expected to have a material adverse effect on the business, affairs, properties, assets, liabilities, capitalization, results of operations, operations, prospects or condition (financial or otherwise) of the Party and its subsidiaries (individually a “Subsidiary” and collectively, the “Subsidiaries”) taken as a whole, other than any change, effect, event or occurrence relating to: (i) the global economy or securities markets in general; (ii) the price of gold; (iii) the rate at which Canadian dollars or United States dollars can be changed for any foreign currency; (iv) the gold mining industry in general and not specifically relating to or affecting such Party; (v) the general political and business climate related to carrying on business in Ghana; and (vi) any change in the trading price of the securities of a Party immediately following and reasonably attributable to the disclosure of the Business Combination.

1.             THE BUSINESS COMBINATION

1.1          Basis of the Business Combination

The Parties intend to proceed with a court sanctioned plan of arrangement of St. Jude effected pursuant to the Canada Business Corporations Act whereby Golden Star will directly or indirectly acquire all of the issued and outstanding St. Jude Common Shares (and other securities of St. Jude) following which St. Jude will become a direct or indirect wholly-owned subsidiary of Golden Star. Notwithstanding the foregoing, the ultimate form of Business Combination will be mutually determined by Golden Star and St. Jude, each acting reasonably, based on tax, securities and corporate law and other considerations. The Parties intend that the Business Combination will be completed by December 16, 2005 (the “Effective Date”). Subject to the terms and conditions of this Agreement, the Parties shall complete the Business Combination on the following terms: (a) the holders of St. Jude Common Shares will exchange their St. Jude Common Shares for common shares of Golden Star (the “Golden Star Common Shares”) on the basis of 0.72 Golden Star Common Shares for each one St. Jude Common Share; and (b) the outstanding warrants and options of St. Jude (the “St. Jude Convertible Securities”) shall be exchanged for Golden Star warrants or options, such that each holder will be entitled to receive on the exercise thereof that number of Golden Star Common Shares that is equal to (w) the number of St. Jude Common Shares that would otherwise have been issuable upon the exercise thereof multiplied by (x) 0.72, with the exercise price thereof being adjusted to be the number that is equal to (y) the exercise price of the applicable St. Jude Convertible Security divided by (z) 0.72, provided that such options and warrants shall not expire prior to the date on which the respective St. Jude Convertible Securities were to expire pursuant to their respective terms or, in the event of St. Jude options that would otherwise expire on the completion of the Business Combination as a result of a holder thereof ceasing to be an employee, officer or director concurrent with the completion of the Business Combination, subject to receipt of any necessary regulatory approvals and provided that no majority of the minority St. Jude securityholder approval is required, the expiry date of such options will be extended to the date that is 90 days after the date of completion of the Business Combination.

1.2          Structure Subsequent to the Business Combination

In conjunction with the completion of the Business Combination:

(a)           the number of directors of Golden Star shall be increased to seven (7). All of the current directors of Golden Star shall remain directors of Golden Star and St. Jude shall be entitled to nominate one nominee (who shall be the Chief Executive Officer of St. Jude) to the board of directors of Golden Star and, subject to any applicable legal requirements, Golden Star shall propose the Chief Executive Officer of St. Jude as a director to its shareholders at its next annual general meeting and shall solicit proxies in favour of his election to the board of directors at such meeting;

(b)           Golden Star shall determine: (i) which personnel of St. Jude will be appointed or retained upon the completion of the Business Combination; and (ii) which offices and personnel of St. Jude in West Africa will be maintained or retained subsequent to the Business Combination;

(c)           subject to clause (b) above, St. Jude shall use all reasonable efforts to cause all directors and officers of St. Jude who will not be retained to resign and sign releases in favour of St. Jude concurrently with the completion of the Business Combination; and

(d)           the existing office of St. Jude in Vancouver, British Columbia will be phased out during the remainder of the existing lease.

1.3          Definitive Agreement

The Parties agree to negotiate in good faith and use best efforts to enter into a definitive agreement providing for the Business Combination consistent with the terms hereof (the “Definitive Agreement”) as soon as practicable and, in any event, on or before October 17, 2005, which shall be in form and substance satisfactory to Golden Star and St. Jude and will contain, in addition to the provisions of this Agreement, other terms, conditions, representations and warranties, covenants, indemnifications and closing conditions that are customary for a transaction of this nature.

2.             REPRESENTATIONS AND WARRANTIES

2.1          Representations and Warranties of St. Jude

St. Jude hereby represents and warrants to Golden Star the following and acknowledges that Golden Star is relying upon the representations and warranties in connection with entering into this Agreement and participating in the Business Combination:

(a)           as at September 12, 2005, its authorized capital consists of an unlimited number of Class A common shares (voting) and an unlimited number of Class B common shares (non-voting), of which 42,314,324 Class A common shares are issued and outstanding and no Class B common shares are issued and outstanding;

(b)           to the best of St. Jude’s knowledge, other than Michael Terrell (the “Principal Holder”) and Crew Gold Corporation and MacKenzie Financial, no shareholder owns more than 5% of the outstanding St. Jude Common Shares (on either an undiluted or fully-diluted basis).  As at September 12, 2005, to the best of St. Jude’s knowledge, the Principal Holder directly or indirectly beneficially owns or controls 2,630,850 St. Jude Common Shares and 800,000 options to purchase an aggregate of 800,000 St. Jude Common Shares;

(c)           it has no, nor will there be immediately prior to the completion of the Business Combination any, options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of it to issue, sell or acquire any securities of it or securities or obligations of any kind convertible into or exercisable or exchangeable for any securities of it other than: (i) options to purchase an aggregate of 3,888,300 St. Jude Common Shares issued pursuant to St. Jude’s Option Plan; (ii)  warrants to purchase an aggregate of 4,500,000 St. Jude Common Shares, and (iii) compensation options to purchase an aggregate of 895,660 St. Jude Common Shares. The Shareholder Rights Plan of St. Jude has terminated and is void and of no further effect, and no successor shareholder rights plan is in force;

(d)           no person (which word shall have a broad legal interpretation for the purpose of this Agreement) has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from St. Jude of any material assets of St. Jude or any of its Subsidiaries and neither St. Jude nor any of its Subsidiaries has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from any person of any securities or any assets which could reasonably be expected to be material to St. Jude;

(e)           the aggregate of all severance payments payable by St. Jude to its directors and officers under agreements existing on the date hereof (assuming that all of such directors and officers were to be terminated upon the completion of the Business Combination) does not exceed CDN$1 million;

(f)            since December 31, 2001, it has filed with all applicable securities regulatory authorities and stock exchanges all documents required to be filed under applicable securities laws and stock exchange rules and all such documents at the time filed, except to the extent that any statements contained in any such document has been modified or superseded by a later document filed with the applicable securities regulatory authorities and stock exchanges, did not contain any misrepresentation (as defined in the Securities Act (Ontario) or the Securities Act (British Columbia)) and complied in all material respects with the requirements of applicable laws;

(g)           all members of the board of directors of St. Jude participated in the meeting held to consider this Agreement and the Business Combination and the other transactions contemplated hereby and have unanimously approved this Agreement, the Business Combination and the other transactions contemplated hereby and have unanimously determined that the Arrangement is fair to the holders of St. Jude Common Shares (the “St. Jude Shareholders”) and is in the best interests of St. Jude, and have unanimously resolved to recommend that the St. Jude Shareholders vote in favour of the Business Combination, and that each member of St. Jude’s board of directors has advised that he intends to vote all St. Jude Common Shares held by such director in favour of the resolution to approve the Business Combination and will, accordingly, so represent in the St. Jude information circular related to an St. Jude Meeting (as defined below); and

(h)           the board of directors of St. Jude has received on or before the date hereof advice from St. Jude’s financial advisors indicating that the share exchange ratio (set forth in Section 1.1) for the Business Combination is fair, from a financial point of view, to the St. Jude Shareholders.

2.2          Representations and Warranties of Golden Star

Golden Star hereby represents and warrants to St. Jude the following and acknowledges that St. Jude is relying upon the representations and warranties in connection with entering into this Agreement and participating in the Business Combination:

(a)           as at September 20, 2005, its authorized and issued capital consists of an unlimited number of Golden Star Common Shares and an unlimited number of first preferred shares, of which 142,887,394 Golden Star Common Shares and nil first preferred shares are issued and outstanding;

(b)           as at September 20, 2005, it has no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of it to issue, sell or acquire any securities of it or securities or obligations of any kind convertible into or exercisable or exchangeable for any securities of it other than: (i) employee stock options to purchase 5,438,035 Golden Star Common Shares; (ii) warrants to purchase 8,448,334 Golden Star Common Shares; and (iii) debentures which are convertible into an aggregate of 11,111,111 Golden Star Common Shares;

(c)           since December 31, 2001, it has filed with all applicable securities regulatory authorities and stock exchanges all documents required to be filed under applicable securities laws and stock exchange rules and all such documents at the time filed, except to the extent that any statements contained in any such document has been modified or superseded by a later document filed with the applicable securities regulatory authorities and stock exchanges, did not contain any misrepresentation (as defined in the Securities Act (Ontario) or the Securities Act (British Columbia)) and complied in all material respects with the requirements of applicable laws; and

(d)           as at the date hereof, no person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Golden Star of any material assets of Golden Star or any of its Subsidiaries and neither Golden Star nor any of its Subsidiaries has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from any person of any assets which could reasonably be expected to be material to Golden Star.

3.             COVENANTS OF THE PARTIES

3.1          Consultation

The Parties agree to jointly issue a press release in mutually agreeable form with respect to the Business Combination upon the execution of this Agreement. Each Party agrees to consult with the other Party before issuing, and shall provide the other Party with a reasonable prior opportunity to review and comment on, any other press release or public statement with respect to the Business Combination. St. Jude will consult with Golden Star prior to issuing any press release or making any announcement regarding its mineral reserves or resources and, subject to applicable securities laws, St. Jude agrees that it will not issue any press release or make any announcement regarding its mineral reserves or resources without the prior written consent of Golden Star, such consent not to be unreasonably withheld.

3.2          Ordinary Course of Business

Each Party covenants and agrees with the other Party that, except as contemplated in this Agreement or the Business Combination, until the Effective Date or the day upon which this Agreement is terminated pursuant to Section 6, whichever is earlier:

(a)           it shall, and shall cause its Subsidiaries to, conduct its and their respective businesses only in, and not take any action other than in, the usual, ordinary and regular course of business and consistent with past practice and in accordance with applicable laws and for greater certainty, until the Effective Date, it shall not and shall not allow any Subsidiary to, without the prior written consent of other Party (such consent not to be unreasonably withheld): (i) in the case of St. Jude, make any commitments in excess of, or enter into any contracts or group of related contracts with a value or aggregate value (as the case may be) in excess of, US$50,000; (ii) in the case of St. Jude, make any changes to the senior management or senior personnel of St. Jude or any Subsidiary; and (iii) undertake or make any decision or action which could be material to the business of the Party and/or any Subsidiary or which could reasonably be expected to have a Material Adverse Effect;

(b)           it shall not, and shall not permit any of its Subsidiaries to, take any action, permit any action to be taken or refrain from taking any action which would be inconsistent with this Agreement or which could interfere with or be inconsistent with or could reasonably be expected to impede the completion of the Business Combination;

(c)           it shall promptly notify the other Party of any breach of any provision hereof, any Material Adverse Effect or any change, effect, event or occurrence which could reasonably be expected to result in a Material Adverse Effect or impede the completion of the Business Combination;

(d)           in the case of St. Jude, it shall not, and shall not permit any Subsidiary to, directly or indirectly: (i) issue, sell, pledge, lease, dispose of, redeem, purchase or encumber (or agree to do any of the foregoing) any shares, options, warrants, calls, conversion privileges, rights of any kind to acquire any shares or securities, derivative securities, debt securities or other securities of it or any of its Subsidiaries, other than the issue of St. Jude Common Shares pursuant to the exercise of stock options and warrants which are outstanding on the date hereof; (ii) make any change to its share capital; (iii) acquire or agree to acquire any person, or acquire or dispose of or agree to acquire or dispose of any assets which in each case are individually or in the aggregate material; (iv) satisfy or settle any claims or liabilities which individually or in the aggregate are material; (v) relinquish or modify any contractual rights which individually or in the aggregate are material; or (vi) incur or commit to provide guarantees, incur any indebtedness for borrowed money or issue any debt securities;

(e)           in the case of St. Jude, it shall not, and shall cause each of its Subsidiaries to not, enter into or modify any remuneration terms or benefit plans, or grant any bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, severance agreements, deferred or other compensation, incentive compensation, severance or termination pay to, or make any loan to, any of its directors, officers, employees, consultants, contractors or agents;

(f)            in the case of St. Jude, it shall, and shall cause each of its Subsidiaries to, use its reasonable commercial efforts, to preserve intact its business and goodwill and to maintain existing relationships with officers, employees, suppliers, customers, governmental authorities and others having business relationships with it and its Subsidiaries; and

(g)           in the case of Golden Star, it shall not directly or indirectly without the prior consent of St. Jude (such consent not to be unreasonably withheld) make any amendment to its articles to change its share capital.

3.3          Covenants Regarding Non-Solicitation

3.3.1        St. Jude shall not and shall not permit any of its Subsidiaries to, directly or indirectly, through any officer, director, employee, advisor, representative or agent, (a) solicit, initiate, facilitate, engage in or respond to or encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries, proposals or transactions involving St. Jude and/or its Subsidiaries regarding any merger, amalgamation, arrangement, restructuring, take-over bid, tender offer, exchange offer, sale or purchase of substantial assets, sale or purchase of treasury shares, any equity interest or rights or any other interests therein or thereto, business combinations, liquidations, reorganizations or recapitalizations or similar transactions or series of related or similar transactions which would have the effect of any of the foregoing (any of the foregoing inquiries, proposals or transactions being referred to as an “Acquisition Proposal”); (b) encourage or participate in any discussions or negotiations regarding any Acquisition Proposal; (c) accept, approve or recommend any Acquisition Proposal; or (d) cause St. Jude or any Subsidiary to enter into any agreement, arrangement or understanding related to any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the board of directors of St. Jude which receives an unsolicited and bona fide Acquisition Proposal after the date hereof in respect of it, from considering, negotiating, approving or recommending to its shareholders an Acquisition Proposal which the board of directors of St. Jude determines in good faith, after consultation with its financial and legal advisors and after receiving written advice from counsel (copies of which shall forthwith be provided to Golden Star) that such action would be a proper exercise of its fiduciary duties under applicable laws, would, if consummated in accordance with its terms, result in a transaction: (i) more favourable to its shareholders than the Business Combination (as it may be amended pursuant to Section 3.4); (ii) having consideration with a value per St. Jude Common Share greater than the value per St. Jude Common Share provided by the Business Combination (as it may be amended pursuant to Section 3.4); (iii) reasonably capable of being completed within a reasonable period of time; and (iv) which is not contingent upon financing (any such Acquisition Proposal being referred to as a “Superior Proposal”).

3.3.2        From and after the date hereof, St. Jude shall immediately cease and cause to be terminated in writing any existing discussions or negotiations with any person (other than Golden Star) with respect to any potential Acquisition Proposal and shall, subject to Section 3.3.4, cease to provide any other person with access to information concerning St. Jude and its Subsidiaries and exercise all rights it has to require the return of all confidential information. St. Jude agrees not to release or permit the release of any person from, or waive, any confidentiality, non-solicitation or standstill agreement to which such person is a party, unless the board of directors of St. Jude has determined that such person has made a Superior Proposal.

3.3.3        St. Jude shall promptly notify Golden Star orally and in writing within 24 hours of any Acquisition Proposal or any amendment to an Acquisition Proposal being received directly or indirectly by St. Jude, or any request for non-public information relating to St. Jude or any of its Subsidiaries, as the case may be, in connection with such an Acquisition Proposal or for access to the properties, books and/or records of St. Jude or any Subsidiary, by any person that informs St. Jude or such Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such written notice shall include a copy of any written Acquisition Proposal and all amendments thereto or, in the absence of a written Acquisition Proposal, a description of the material terms and conditions thereof, in either case including the identity of the person making the Acquisition Proposal.

3.3.4        If St. Jude receives a request for non-public information from a person who has made or intends to make an Acquisition Proposal and the board of directors of St. Jude determines in good faith after consultation with financial and legal advisors that such Acquisition Proposal is, or if made would be, a Superior Proposal, then, and only in such case, St. Jude may, subject to the execution by such person of a confidentiality agreement containing standstill and other provisions substantially the same as those contained in the Confidentiality Agreement (as defined in Section 7.3), provide such person with access to non-public confidential information regarding St. Jude; provided that St. Jude shall send a copy of any such confidentiality agreement (including the identity of the person who has entered into such agreement) to Golden Star as soon as practicable and in any event within 24 hours of its execution and shall, as soon as practicable and in any event within 24 hours, provide Golden Star with a list and copies of all information provided to such person that was not previously provided to Golden Star and immediately provide Golden Star with all other information that was provided to such person.

3.3.5        St. Jude shall ensure that its officers, directors and employees and those of its Subsidiaries and any financial, legal and other advisors, agents and representatives retained by St. Jude are aware of the provisions of this Section 3.3, and St. Jude shall be responsible for any breach of this Section by such persons. For greater certainty, any amendment to an Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 3.3.

3.4          Notice of Superior Proposal Determination

3.4.1        If St. Jude has fully complied with Section 3.3 and this Section 3.4, St. Jude may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal and withdraw or modify in a manner adverse to Golden Star its recommendation of the approval of the Business Combination, if and only if it:

(a)           provides to Golden Star: (i) written notice that the board of directors of St. Jude has determined that it has received and is prepared to accept a Superior Proposal; (ii) a copy of any agreement or other document in respect of such Superior Proposal as executed by the person making the Superior Proposal, in each case as soon as possible but in any event not less than five full business days prior to acceptance of the Superior Proposal by the board of directors of St. Jude; and (iii) in the case of an Acquisition Proposal that includes non-cash consideration, the value or range of values attributed by the board of directors of St. Jude, in good faith, for such non-cash consideration after consultation with its financial advisors;

(b)           provides Golden Star with an opportunity (but not the obligation), during the five business day period referred to in Subsection 3.4.1(a) to propose to amend this Agreement to provide for consideration having a value equivalent to or more favourable to the St. Jude Shareholders than that of the Superior Proposal with the result that the Superior Proposal would cease to be a Superior Proposal; and

(c)           subject to Subsection 3.4.2, terminates this Agreement pursuant to Subsection 6.1(d) and pays to Golden Star the St. Jude Break Fee (as defined below in Subsection 5.1) as contemplated by Section 5.2.

3.4.2        In the event that Golden Star agrees to amend this Agreement in the manner described in Subsection 3.4.1, the board of directors of St. Jude shall consider the terms of the proposed amendment, and: (i) if the board of directors of St. Jude concludes the Superior Proposal is no longer a Superior Proposal given the terms of the proposed amendment, St. Jude shall not implement the proposed Superior Proposal and shall not terminate this Agreement pursuant to Subsection 6.1(d), and shall agree to the proposed amendments to this Agreement; or (ii) if the board of directors of St. Jude concludes that the Acquisition Proposal would nonetheless remain a Superior Proposal, St. Jude shall terminate this

Agreement in accordance with Subsection 6.1(d) and concurrently pay to Golden Star the St. Jude Break Fee in accordance with Section 5.2, and only thereafter St. Jude may enter into an agreement in order to implement the Superior Proposal.

3.5          Access to Information

Subject to the provisions of the Confidentiality Agreement and applicable laws, upon reasonable notice, each Party shall, and shall cause each of its Subsidiaries to, afford the other Party’s officers, employees and advisors access, during normal business hours from the date hereof and until the earlier of the execution of the Definitive Agreement and the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and all material information concerning its business, properties and personnel as the other Party may reasonably request. In addition, after the execution of the Definitive Agreement and until the Effective Time: (i) St. Jude shall provide to Golden Star reports of its activities including, but not limited to monthly operating reports and monthly financial reports, as well as full and open access on a real time basis to its offices, books and records; and (ii) Golden Star will provide to St. Jude a copy of the monthly operating report that it provides to Golden Star’s board of directors.

3.6          Covenants in Respect of the Business Combination

Each Party covenants and agrees that, except as otherwise contemplated in this Agreement, until the earlier of the Effective Date and the date upon which this Agreement is terminated, it will:

(a)           in a timely and expeditious manner, take all necessary actions in order to enable it to participate in and effect the Business Combination (including the execution of the Definitive Agreement on or before October 17, 2005) and use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to the obligations of the other Party hereunder to the extent the same are within its control, and shall take, do, or cause to be taken or done, all other actions and other things necessary, proper or advisable under all applicable laws to complete the Business Combination, including using its commercially reasonable efforts to: (i) apply for and obtain all necessary waivers, consents, orders, authorizations and approvals, required, and make all necessary filings and applications under, all applicable laws and with all applicable regulatory authorities (including in West Africa) and stock exchanges; (ii) co-operate with the other Party in connection with the performance by it of its obligations hereunder; (iii) in the case of St. Jude, convene and hold a meeting (a “St. Jude Meeting”) of holders of St. Jude Common Shares and holders of St. Jude Convertible Securities, voting as single class, for the purpose of considering the Business Combination in compliance with applicable laws as soon as reasonably practicable and no later than December 7, 2005 or such later date (but in any case, on or before March 16, 2006) as the Parties, acting reasonably, may agree to in writing; and (iv) in the case of St. Jude, prepare in consultation and co-operation with Golden Star and in compliance with applicable laws, all communications to the St. Jude Shareholders required by applicable laws in connection with the Business Combination, including an information circular in respect of the St. Jude Meeting;

(b)           except for non-substantive communications, furnish promptly to the other Party a copy of each document or communication delivered to, filed with or received by, the Party under applicable laws or otherwise, and any reports of dealings with regulatory agencies or other governmental authorities in connection with the Business Combination or any of the transactions contemplated hereby;

(c)           in the case of St. Jude, subject only to Section 3.4 and the fiduciary duties of the board of directors of St. Jude, recommend to the St. Jude Shareholders that they approve the Business

Combination and solicit proxies from the St. Jude Shareholders to vote in favour of approving the Business Combination; and

(d)           in the case of Golden Star, use its commercially reasonable efforts to obtain the approval of the Toronto Stock Exchange and the American Stock Exchange to list thereon the Golden Star Common Shares to be issued to the St. Jude Shareholders pursuant to the Business Combination, and to ensure that such Golden Star Common Shares are not subject to any statutory hold period (subject only to restrictions on control block distributions) under applicable securities laws in Canada.

4.             CONDITIONS

4.1          Mutual Conditions

The obligations of the Parties to complete the transactions contemplated hereby are subject to the fulfillment or waiver of the following mutual conditions on or before the Effective Date or such other time prior thereto as is specified below:

(a)           the execution by the Parties of the Definitive Agreement and other documents related to the Business Combination as soon as practicable and, in any event, no later than October 17, 2005;

(b)           the Effective Date shall have occurred on or before December 16, 2005 or such later date (but in any case, on or before March 16, 2006) as the Parties, acting reasonably, may agree to in writing;

(c)           there shall be no proceeding of a judicial or administrative nature or otherwise, brought by or before a governmental authority, or any applicable laws proposed, enacted, promulgated or applied, that directly or indirectly relates to the transaction contemplated hereby which could reasonably be expected to result in a Material Adverse Effect on the Party to which it applies or which could impede or interfere with the completion of the Business Combination;

(d)           all regulatory approvals and approvals of any other person (including any governmental authority or court, including those necessary in West Africa), and the expiry of any waiting periods in connection with, or required to permit, the completion of the Business Combination, the failure to obtain which or the non-expiry of which could reasonably be expected to cause a Material Adverse Effect on either Party or materially impede the completion of the Business Combination, shall have been obtained or received on terms which will not cause a Material Adverse Effect on either Party, and reasonably satisfactory evidence thereof shall have been delivered to each Party;

(e)           the Golden Star Common Shares to be issued to the St. Jude Shareholders pursuant to the Business Combination being approved for listing on the Toronto Stock Exchange and the American Stock Exchange and such Golden Star Common Shares not being subject to any statutory hold period (subject only to restrictions on control block distributions) under applicable securities laws in Canada; and

(f)            the holders of St. Jude Common Shares and the holders of the St. Jude Convertible Securities, voting as a single class, shall have approved, in accordance with applicable corporate laws, the Business Combination and approved or consented to such other matters as either Golden Star or St. Jude, acting reasonably, shall consider necessary or desirable in connection with the Business Combination in the manner required thereby.

The foregoing conditions are for the mutual benefit of each of the Parties and may be waived, in whole or in part, by any Party at any time, provided that no Party may waive any mutual condition on behalf of the other Party.

4.2          Several Conditions

The obligation of each Party to complete the transactions contemplated hereby is subject to the fulfillment by the other Party of the following conditions on or before the Effective Date or such other time prior thereto as is specified below:

(a)           each Party shall have complied in all material respects with its covenants herein and the representations and warranties made to such Party by the other Party in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date;

(b)           from the date hereof up to and including the Effective Date, there shall have been no change, effect, event or occurrence which, in the reasonable judgment of such Party, has or is reasonably likely or expected to have a Material Adverse Effect on the other Party and/or its Subsidiaries, on the Business Combination or on the combined business that will result from the completion of the Business Combination; and

(c)           the Party shall not have become aware of any misrepresentation, untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings) in any document filed by or on behalf of the other Party with any regulatory authority or stock exchange in Canada or elsewhere or provided by that Party to the other Party.

The foregoing conditions precedent are for the benefit of each Party and may be waived, in whole or in part, by such Party in writing at any time.

4.3          Golden Star Conditions

The obligations of Golden Star to complete the transactions contemplated hereby are subject to the fulfillment or waiver of the following conditions on or before the time as is specified below:

(a)           on or before the date of entering into the Definitive Agreement, Golden Star shall have entered into one or more lock-up and support agreements (in form and substance satisfactory to Golden Star acting reasonably) with the Principal Holder and the directors, senior officers and other holders of St. Jude securities, which in the aggregate shall represent not less than 10% of the issued and outstanding St. Jude Common Shares, options and warrants and the parties thereto (other than Golden Star) shall not have breached any of the representations, warranties or covenants of such agreements. Such lock-up and support agreements will provide, among other things, that such persons will not transfer their St. Jude securities without the prior written consent of Golden Star and will irrevocably vote all such St. Jude securities in favour of approving, or tender their St. Jude securities to, the Business Combination or otherwise support the Business Combination, provided that such agreements will only terminate on the termination of this Agreement or the Definitive Agreement (if it has superseded this Agreement);

(b)           on or prior to the date hereof, the board of directors of St. Jude shall have unanimously approved the Business Combination and shall have unanimously recommended the Business Combination to the St. Jude Shareholders, and on or prior to the Effective Date shall not have withdrawn or changed any of its recommendations in a manner adverse to Golden Star or which could impede the completion of the Business Combination, and shall not have made a recommendation to the St. Jude Shareholders not to accept the Business Combination;

(c)           on or prior to the Effective Date, holders of no greater than 5% of the outstanding St. Jude Common Shares at the time of the vote shall have dissented to the Business Combination; and

(d)           on or prior to the Effective Date, Golden Star shall be satisfied, acting reasonably, that all applications (including those disclosed to Golden Star in a letter of even date herewith) made by St. Jude or its directors, officers, agents and representatives on its behalf, for the acquisition or renewal of mineral properties or licenses or permits related to mineral properties, are for the benefit of and will be held by St. Jude upon completion of the Business Combination.

The foregoing conditions are for the exclusive benefit of Golden Star and may be waived, in whole or in part, by Golden Star at any time.

5.             BREAK FEES AND EXPENSES

5.1          Interpretation

For the purposes of this Section 5:

“St. Jude Break Fee” shall mean a fee of CDN$4,000,000.

“St. Jude Fee Event” shall mean the occurrence of any of the following:

(a)           the termination of this Agreement by Golden Star pursuant to Subsection 6.1(b)(i) (only in the case of a breach by St. Jude of any provision of Sections 3.2(d), 3.3 or 3.4, but excluding any immaterial breach of a provision of Section 3.3 which would not have a material impact on the timing or likelihood of completing the Business Combination) or Subsection 6.1(e);

(b)           the termination of this Agreement pursuant to Subsection 6.1(d); or

(c)           if all of the following occur: (i) an Acquisition Proposal shall have been made to St. Jude or made known to the St. Jude Shareholders generally or shall have been made directly to St. Jude Shareholders or any person shall have publicly announced an intention to make an Acquisition Proposal in respect of St. Jude; (ii) this Agreement is terminated; and (iii) St. Jude completes any Acquisition Proposal during the term of this Agreement or within 12 months following the termination of this Agreement.

5.2          St. Jude Break Fee

St. Jude shall pay to Golden Star the St. Jude Break Fee in immediately available funds no later than one business day after the first to occur of any St. Jude Fee Event or, in the event of the St. Jude Fee Event set out in subparagraph (c) of the definition of St. Jude Fee Event, no later than one business day following completion of the Acquisition Proposal.

5.3          Expense Reimbursement

(a)           If the Agreement is terminated by Golden Star pursuant to Subsection 6.1(b)(i) (other than in the case of a termination pursuant to Subsection 6.1(b)(i) which would constitute a St. Jude Fee Event, in which case St. Jude shall pay Golden Star the St. Jude Break Fee in accordance with

Section 5.2), St. Jude shall forthwith pay to Golden Star within one (1) business day of such termination the amount of CDN$500,000 in immediately available funds.

(b)           If this Agreement is terminated by St. Jude pursuant to Subsection 6.1(b)(i), Golden Star shall forthwith pay to St. Jude within one (1) business day of such termination the amount of CDN$500,000 in immediately available funds.

5.4          Liquidated Damages

(a)           St. Jude acknowledges that the payment amount set out in Section 5.2 is a payment of liquidated damages which is a genuine pre-estimate of the damages which Golden Star will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and is not a penalty.  St. Jude hereby irrevocably and unconditionally waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(b)           Each Party acknowledges that the payment amount set out in Section 5.3 is a payment of liquidated damages which is a genuine pre-estimate of the damages which the other Party will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and is not a penalty, and each party hereby irrevocably and unconditionally waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Notwithstanding any provision of this Subsection 5.4(b) to the contrary, payment by one Party to the other Party pursuant to Section 5.3 shall not be in lieu of any damages or any other payment or remedy available at law or in equity in the event of any wilful or intentional breach by the Party making the payment of any of its obligations or covenants under this Agreement.

(c)           The provisions of this Section 5 shall survive the termination of this Agreement.

6.             TERMINATION

6.1          Termination

This Agreement may be terminated immediately:

(a)           by the mutual written consent of Golden Star and St. Jude;

(b)           by either Party, upon providing written notice to the other:

(i)            at any time if the other Party is in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement in any material respect, and such breach is not capable of being cured or is not cured by the breaching Party within three business days of the giving of notice of such breach by the other Party to the breaching Party;

(ii)           at any time after 5:00 p.m. (Toronto time) on October 17, 2005 if, having acted in good faith, the Definitive Agreement has not been executed; or

(iii)          if any of the conditions for the benefit of the terminating Party contained in this Agreement is not satisfied or waived on or before December 16, 2005 (or such later date (but in any case, on or before March 16, 2006) as the Parties, acting reasonably, may agree to in writing) or such other time prior thereto as is specified in this Agreement, provided that the terminating Party is not then in breach of any representations, warranties and covenants herein contained in any material respect;

(c)           by Golden Star or St. Jude if any of the following have occurred:

(i)            if the approval of the St. Jude Shareholders has not been obtained by December 7, 2005 or such later date (but in any case, on or before March 16, 2006) as the Parties, acting reasonably, may agree to in writing; or

(ii)           if upon a vote at a duly held St. Jude Meeting or any adjournment or postponement thereof to obtain the approval of the holders of St. Jude Common Shares and the holders of St. Jude Convertible Securities (voting as a single class) of the Business Combination or any matter that could reasonably be expected to facilitate it, the approval of the holders of St. Jude Common Shares and holders of St. Jude Convertible Securities, voting as a single class, is not obtained in accordance with applicable laws;

(d)           by either Party, upon the determination by St. Jude after conclusion of the process set out in Section 3.3 that an Acquisition Proposal constitutes a Superior Proposal, the provision of notice to Golden Star of a Superior Proposal as required by Section 3.4 and the time period for Golden Star to propose an amendment to the Agreement as contemplated by Section 3.4 has elapsed; or

(e)           by Golden Star, if the board of directors of St. Jude (i) has withdrawn or changed any of its recommendations to the St. Jude Shareholders in a manner adverse to Golden Star or which would impede the completion of the Business Combination, or has made a recommendation to the St. Jude Shareholders not to accept or approve the Business Combination, or (ii) has not submitted the Business Combination for approval to St. Jude Shareholders on or prior to December 7, 2005 (or such later date (but in any case, on or before March 16, 2006) as the Parties, acting reasonably, may agree to in writing), provided that Golden Star has provided, on a timely basis, information regarding Golden Star required by applicable securities laws for inclusion in the management information circular of St. Jude to be used at the St. Jude Meeting, or (iii) has failed to solicit proxies in favour of approving the Business Combination, or (iv) has resolved to do any of the foregoing.

In the event of termination of this Agreement by either Party as provided in this Section 6, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either Party, except with respect to Sections 5.2, 5.3, 5.4, 7.2, and 7.3 which provisions shall survive the termination; provided that notwithstanding anything to the contrary contained in this Agreement, neither Party shall be (i) relieved or released from any liability or damages arising out of any breach of this Agreement prior to such termination or (ii) precluded from seeking injunctive relief to restrain any breach or threatened breach of this Agreement or otherwise to obtain specific performance of any provision of this Agreement.

7.             MISCELLANEOUS

7.1          General Provisions

The Parties agree that the following provisions shall apply to this agreement:

(a)           time is of the essence in this Agreement;

(b)           this Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. This Agreement is not assignable by a Party without the prior written consent of the other Party, provided that Golden Star may assign all or any part of its rights or obligations under this Agreement to a direct or indirect Subsidiary of Golden Star;

(c)           the right and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise;

(d)           this Agreement (together with the Confidentiality Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties with respect thereto and there are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement; and

(e)           this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7.2          Expenses

Except as provided in Section 5.3, each Party will pay its own expenses incurred in connection with this Agreement and the transactions contemplated herein.

7.3          Extension of Confidentiality Agreement

The Parties agree that the confidentiality agreement dated October 27, 2003 entered into between Golden Star and St. Jude (the “Confidentiality Agreement”) shall be extended by replacing the reference to “twenty-four (24) months” as set forth in section 8 of the Confidentiality Agreement, with a reference to “thirty six (36) months” so that the Confidentiality Agreement expires October 27, 2006. The Parties acknowledge that this Agreement and the Business Combination is subject to the Confidentiality Agreement.

7.4          Severance Payments

Following the completion of the Business Combination, Golden Star will cause St. Jude to honour all severance agreements referred to in Subsection 2.1(e).

7.5          Notices

Any demand, notice or other communication to be given in connection with this Agreement must be communicated confidentially and in writing and will be sufficiently given if delivered personally or sent by facsimile addressed: (i) if to Golden Star, to the attention of Mr. Peter Bradford to the address or facsimile thereof set forth on the first page of this Agreement; or (ii) if to St. Jude, to the attention of Mr. Michael Terrell to the address or facsimile thereof set forth on the first page of this Agreement; or to such other address or facsimile as the relevant Party may advise by notice in writing given pursuant to this Section.

7.6          Counterparts

This Agreement may be executed in any number of counterparts, manually or by facsimile, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

* * * * * * * *

Kindly signify your acceptance of the terms contained herein by signing the enclosed duplicate copy of this letter in the place indicated below and returning such executed copy to Golden Star by no later than 5:00 p.m. (Toronto time) on September 27, 2005, failing which this letter will be of no force or effect.

Yours truly,
GOLDEN STAR RESOURCES LTD.

		By:	/s/ Peter J. Bradford
Name: Peter J. Bradford
			Title:	President and Chief Executive Officer

Accepted and agreed, as of this 27 day of September, 2005.

ST. JUDE RESOURCES LTD.

By:	/s/ Michael A. Terrell
Name: Michael A. Terrell
Title: President and Chief Executive Officer